Exhibit 99.1

April 20, 2020

Nasdaq Temporary Relief Extends Stein Mart’s Listing Compliance Period

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced that it qualifies for recently announced temporary relief from compliance with The Nasdaq Stock Market (Nasdaq) $1.00 minimum bid price requirement (the "Minimum Bid Price Requirement").

As previously disclosed, Nasdaq had advised the Company that it had until July 6, 2020 to regain compliance with the Minimum Bid Price Requirement. However, on April 16, 2020, Nasdaq announced that, in response to the COVID-19 pandemic and related extraordinary market conditions, it is providing temporary relief from bid price and other requirements through June 30, 2020. As a result, the Company has until September 18, 2020 to regain compliance with the Minimum Bid Price Requirement.

Stein Mart is evaluating its options to regain compliance with the Minimum Bid Price Requirement, including, in the discretion of its board of directors, effecting a reverse stock split of its common stock, if necessary. If the Company does not regain compliance prior to September 18, 2020, its common stock would be subject to delisting by Nasdaq.

About Stein Mart
Stein Mart, Inc. is a national specialty omni off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day. The company operates 281 stores across 30 states. For more information, please visit www.SteinMart.com.

Forward-Looking Statement
The statements in this press release regarding future events and expectations, including without limitation, the ability to regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market and the potential implementation of a reverse stock split, are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to loss of business or supply chain disruptions caused by the coronavirus (COVID-19), the continued failure of the Company's common stock to trade at prices above $1.00 per share, the risk of being delisted from the Nasdaq Capital Market, and changes to Nasdaq's continued listing standards. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements described in Stein Mart's filings with the U.S. Securities and Exchange Commission.

For more information:
Linda L. Tasseff
Director of External Communications
and Investor Relations
ltasseff@steinmart.com
(904) 858-2639